Audit Committee Charter

Exhibit 14.3

June 22, 2017

ARRESTAGE INTERNATIONAL, INC

BOD Resolution: Audit Committee and Committee Charter

RESOLVED, that the Board of Directors (the "Board") of Arrestage International, Inc. (the "Company") hereby establishes, pursuant to the authority granted under 3.10 (c) (“Authority”) of the Nevada Corporation 3.10 (a) (“Designation and Appointment”) of the By-laws of the Company, an audit committee of the Board (the "Audit Committee"), whose purpose and power shall be, to the extent permitted by law, to (a) retain, oversee and terminate, as necessary, the auditors of the company, (b) oversee the company's accounting and financial reporting processes and the audit and preparation of the company's financial statements, (c) exercise such other powers and authority as are set forth in the charter of the Audit Committee of the Board, substantially in the form of the draft hereof dated September 24, 2014 and (d) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the Board;

RESOLVED, that Dr. Roy Shapiro and Mr. Larry Barken and are hereby appointed as members of the Audit Committee, to hold such position at the pleasure of the Board until the annual meeting of the Board following the next annual meeting and until their respective successors are appointed and qualified or until their earlier death, disqualification, resignation or removal;

RESOLVED, that the Board has determined that each of the members of the Audit Committee designated above is independent pursuant to the required standards set forth in Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended, based on an evaluation of the relationships between the Company and each of the members. In its review, the Board noted that Dr. Roy Shapiro – Chairman, and Mr. Larry Barken and determined that this does not affect their independence for audit committee purposes;

RESOLVED, that the Board has determined that each of the members of the Audit Committee designated above is independent, pursuant to the independence tests under Section 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual, based on evaluations conducted in accordance with Section 303A.02, and is financially literate in accordance with the additional audit committee requirements of Section 303A.07. In its review, the Board noted that that Dr. Roy Shapiro and Mr.Larry Barken both have the appropriate skill sets to be named as members of such committee.

RESOLVED, that the Board has determined that each of the members of the Audit Committee designated above can maintain independent, and perform duties hereunder in a diligent manner. In addition, the Board has determined that members of the Audit Committee designated are able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement;

RESOLVED, that Dr. Roy Shapiro is hereby appointed as the chairman of the Audit Committee to hold such position at the pleasure of the Board until the annual meeting of the Board of Directors following the next annual meeting of the stockholders of the Company and until his respective successor is appointed and qualified or until his earlier death, disqualification, resignation or removal;

RESOLVED, that Mr. Larry Barken is designated an "audit committee financial expert" as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended, based on the Board's evaluation of his knowledge of accounting, qualifications and experience and has appropriate accounting or financial management expertise in accordance with the additional audit committee requirements of Section 303A.07 OR experience or background which results in his financial sophistication in accordance with the additional audit committee requirements of Rule 5605(c)(2)(A).

RESOLVED, because of the nature of Arrestage as a smaller reporting company and the structure of the current Board as “interested”, The audit committee shall review and report on audits provided by an independent accounting firm, and such report shall be attached to Committee minutes and submitted to the BOD as a whole and attached to BOD meeting minutes.

RESOLVED, that the Audit Committee Charter, substantially in the form of the draft thereof dated June 22, 2017, is hereby approved and adopted, it being understood that the Audit Committee may from time to time make changes or other modifications to the Audit Committee Charter as the Audit Committee deems necessary or advisable, subject to the approval of the Board;

RESOLVED, that in connection with the performance of its duties, the Audit Committee shall have unrestricted access to, and assistance from, the officers, employees and independent auditors of the Company, and shall be furnished with such resources and support from the Company as the Audit Committee shall deem necessary;

RESOLVED, that the Audit Committee shall have the authority to employ, at the expense of the Company, such counsel, experts, and other professionals as the Audit Committee shall deem appropriate from time to time.

 The subjects discussed at the Board of Directors meeting in relation to the formation of the audit committee are stated herein:

 The directors also reviewed whether:

 (1) Each Prospective Member accepted or is accepting directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries.

 (2) Evaluated each Prospective Member is affiliated with the Company, a subsidiary of the Company or any other affiliate of the Company. In its review, the directors noted that due to the structure of the Company Board of Directors and the status of a smaller reporting Company, that there is some inherent “interested party consideration” for all Board members. As such, the BOD notes this potential conflict and thus will rely not only on the Audit committee but also the independent accounting reporting provided by outside firms, consultants, and experts, and shall provide such reports, in addition to their own opinions and analysis.

(3) The directors then turned to an evaluation of each Prospective Member's knowledge of accounting, qualifications and experience. Following this extensive evaluation and review, the directors affirmatively determined that Dr. Roy Shapiro is qualified for such position and are financially literate. The directors also determined that Mr. Larry Barken satisfies the definition of "audit committee financial expert" as defined by Item 407(d)(5) of Regulation S-K and has appropriate accounting or related financial management expertise pursuant to Section 303A.07 of the NYSE Listed Company Manual.

(4) The directors then turned to consideration of the members of the Audit Committee and an evaluation and determination of the independence and eligibility of the directors to be appointed to serve on the Audit Committee ("Prospective Members"). This discussion included an evaluation of the relationships between each Prospective Member and the Company, including whether any relationships were of the types precluded by Rule 5605(a)(2) of the NASDAQ Listing Rules.

 Following this extensive evaluation and review, the directors affirmatively determined pursuant to the definition of independence under Rule 5605(a)(2) of the NASDAQ Listing Rules, that the Directors are not completely independent. Despite this independence determination, the directors determined that it is in the best interests of the Company and its shareholders for Dr. Roy Shapiro and Mr. Larry Barken to be members of the Audit Committee and that he would be eligible to serve on the Audit Committee since they satisfies the other requirements. In order to comply with the Independence rules; the Board of Directors will rely on independent experts, legal advisors, and accounting firms reports (in full as written) in addition to the committee analysis.

Because of the need for this formal committee, and the competence of the persons named herein, the board has authorized this committee and will take its recommendations in addition to the full review of independent reporting.

{Signature Page Follows}

IN WITNESS WHEREOF, the undersigned directors accept this Audit Committee Charter to better serve shareholder interest with regard to Financial Accounting, Risk-Management, and Financial Oversight.

Appendix A

Audit Committee Charter Members:

1)
Dr. Roy Shapiro

2)
Mr. Larry Barken

Appendix B

“SOX Documentation”

I. Background

The strength of the U.S. financial markets depends on investor confidence. Recent events involving allegations of misdeeds by corporate executives, independent auditors and other market participants have undermined that confidence. In response to this threat to the U.S. financial markets, Congress passed, and the President signed into law, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") which effects sweeping corporate disclosure and financial reporting reform.

This release is one of several that the Commission is required to issue to implement provisions of the Sarbanes-Oxley Act. In this release, we adopt rules to implement the following two provisions of the Sarbanes-Oxley Act:

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Section 407, which directs us to adopt rules: (1) requiring a company to disclose whether its audit committee includes at least one member who is a financial expert; and (2) defining the term "financial expert"; and

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Section 406, which directs us to adopt rules requiring a company to disclose whether it has adopted a code of ethics for its senior financial officers, and if not, the reasons therefor, as well as any changes to, or waiver of any provision of, that code of ethics.

A. Audit Committee Financial Experts

1. Title of the Expert

In the Proposing Release, we solicited comment as to whether we should use the term "financial expert" in our rules consistent with its use in Section 407 of the Sarbanes-Oxley Act, or whether a different term such as "audit committee financial expert" would be more appropriate. A number of commenters expressed a concern that neither the term "financial expert" nor "audit committee financial expert" accurately reflects the required experience and expertise of the type of expert contemplated by Section 407 and our proposed rules. Some noted that many of the key characteristics included in our proposed definition of a financial expert relate to the expert's accounting knowledge and experience in an accounting or auditing position. One commenter therefore recommended that we use the term "audit committee accounting expert." Other suggested terms included "accounting expert," "audit committee member financial lead" and "financially proficient director."

We agree that the term "financial" may not completely capture the attributes referenced in Section 407, given the provision's focus on accounting and auditing expertise and the fact that traditional "financial" matters extend to capital structure, valuation, cash flows, risk analysis and capital-raising techniques. Furthermore, several recent articles on the proposals have noted that many experienced investors and business leaders with considerable financial expertise would not necessarily qualify as financial experts under the proposed definition.14 We have decided to use the term "audit committee financial expert" in our rules implementing Section 407 instead of the term "financial expert." This term suggests more pointedly that the designated person has characteristics that are particularly relevant to the functions of the audit committee, such as: a thorough understanding of the audit committee's oversight role, expertise in accounting matters as well as understanding of financial statements, and the ability to ask the right questions to determine whether the company's financial statements are complete and accurate. The new rules include a definition of the term "audit committee financial expert.

2. Disclosure of the Number and Names of Audit Committee Financial Experts

A substantial number of commenters opposed our proposal to require a company to disclose the number and names of the persons that the company's board determined to be audit committee financial experts. Some were opposed on the ground that our proposed rules exceeded the mandates of the Sarbanes-Oxley Act.  Much of the opposition stemmed from a fear that the designation of an audit committee financial expert may inappropriately suggest that the expert bears greater responsibility, and therefore is subject to a higher degree of liability, for audit committee decisions than other audit committee members. Some commenters thought that identification of the audit committee financial expert in the company's annual report would exacerbate that problem and discourage qualified persons from serving as such experts.

We have modified the proposals that would have required disclosure of the number and names of audit committee financial experts serving on a company's audit committee to more closely track the language used in Section 407 of the Sarbanes-Oxley Act. Under the rules that we are adopting, a company must disclose that its board of directors has determined that the company either:

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has at least one audit committee financial expert serving on its audit committee; or

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does not have an audit committee financial expert serving on its audit committee.

A company disclosing that it does not have an audit committee financial expert must explain why it does not have such an expert. We continue to believe that disclosure of the name of the audit committee financial expert is necessary to benefit investors and to carry out the purpose of Section 407. Therefore, under the final rules, if a company discloses that it has an audit committee financial expert, it also must disclose the expert's name. We believe that, in general, omission of the expert's name ultimately would not result in the expert's identity remaining non-public. To the extent that there are liability concerns, we believe that they are best addressed by our inclusion of a safe harbor in our rules, as discussed below.

The final rules permit, but do not require, a company to disclose that it has more than one audit committee financial expert on its audit committee. Therefore, once a company's board determines that a particular audit committee member qualifies as an audit committee financial expert, it may, but is not required to, determine whether additional audit committee members also qualify as experts. Every company subject to the audit committee disclosure requirements would, however, have to determine whether or not it has at least one audit committee financial expert; a company will not satisfy the new disclosure requirements by stating that it has decided not to make a determination or by simply disclosing the qualifications of all of its audit committee members. Furthermore, if the company's board determines that at least one of the audit committee members qualifies as an expert, the company must accurately disclose this fact. It will not be appropriate for a company to disclose that it does not have an audit committee financial expert if its board has determined that such an expert serves on the audit committee.

3. Disclosure of Independence of Audit Committee Financial Experts

We proposed to require a company to disclose whether its audit committee financial expert is independent of management. A number of commenters opposed this disclosure requirement as unnecessary, noting that Section 301 of the Sarbanes-Oxley Act mandates the Commission to direct the self-regulatory organizations to prohibit the listing of any company that does not require all of its audit committee members to be independent. However, not all Exchange Act reporting companies are listed on a national securities exchange or association. We believe that investors in these companies would be interested in knowing whether the audit committee financial expert is independent of management. Therefore, the final rules require a company to disclose whether the person or persons identified as the audit committee financial expert is independent of management.

In the proposing release, we defined "independent" by reference to Section 10A(m)(3) of the Exchange Act  Several commenters noted that this reference may cause some confusion because the securities laws include different definitions of the term "affiliated," which is part of the definition used in Section 10A(m)(3).  Therefore, to provide clarity, the final rules refer to the definition of "independent" used in Item 7(d)(3)(iv) of Schedule 14A. This revision ensures that the term "independent" is used consistently in our rules.

4. Definition of "Audit Committee Financial Expert"

a. Proposed Definition of the Term "Financial Expert"

We proposed to define the term "financial expert" to mean a person who has, through education and experience as a public accountant, auditor, principal financial officer, controller or principal accounting officer, of a company that, at the time the person held such position, was required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act, or experience in one or more positions that involve the performance of similar functions (or that results, in the judgment of the company's board of directors, in the person's having similar expertise and experience), the following attributes:

(1)	An understanding of generally accepted accounting principles and financial statements;
(2)
Experience applying such generally accepted accounting principles in connection with the accounting for estimates, accruals, and reserves that are generally comparable to the estimates, accruals and reserves, if any, used in the registrant's financial statements;

(3)	Experience preparing or auditing financial statements that present accounting issues that are generally comparable to those raised by the registrant's financial statements;
(4)	Experience with internal controls and procedures for financial reporting; and
(5)	An understanding of audit committee functions.

In addition, the proposed rule would have provided guidance to companies by providing a list of factors to be considered in making that evaluation, including:

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The level of the person's accounting or financial education, including whether the person has earned an advanced degree in finance or accounting;

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Whether the person is a certified public accountant, or the equivalent, in good standing, and the length of time that the person actively has practiced as a certified public accountant, or the equivalent;

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Whether the person is certified or otherwise identified as having accounting or financial experience by a recognized private body that establishes and administers standards in respect of such expertise, whether that person is in good standing with the recognized private body, and the length of time that the person has been actively certified or identified as having this expertise;

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Whether the person has served as a principal financial officer, controller or principal accounting officer of a company that, at the time the person held such position, was required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act, and if so, for how long;

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The person's specific duties while serving as a public accountant, auditor, principal financial officer, controller, principal accounting officer or position involving the performance of similar functions;

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The person's level of familiarity and experience with all applicable laws and regulations regarding the preparation of financial statements that must be included in reports filed under Section 13(a) or 15(d) of the Exchange Act;

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The level and amount of the person's direct experience reviewing, preparing, auditing or analyzing financial statements that must be included in reports filed under Section 13(a) or 15(d) of the Exchange Act;

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The person's past or current membership on one or more audit committees of companies that, at the time the person held such membership, were required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act;

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The person's level of familiarity and experience with the use and analysis of financial statements of public companies; and

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Whether the person has any other relevant qualifications or experience that would assist him or her in understanding and evaluating the registrant's financial statements and other financial information and to make knowledgeable and thorough inquiries whether:

o
The financial statements fairly present the financial condition, results of operations and cash flows of the company in accordance with generally accepted accounting principles; and

o
The financial statements and other financial information, taken together, fairly present the financial condition, results of operations and cash flows of the company.

b. Comments on Proposed Definition

The proposed definition of the term "financial expert" proved to be the most controversial aspect of the proposals - more commenters remarked on it than on any other topic addressed by the proposed rules. Most of the commenters thought that the proposed definition was too restrictive. Several expressed concern that many companies, especially small ones, would have a difficult time attracting an audit committee member who would qualify as an expert under the proposed definition. Some of the corporate commenters were of the view that they already have exemplary audit committees, despite the fact that none of their current members would meet our proposed definition of an expert. A few complained that companies may have to sacrifice the diversity of their boards and nominate directors who satisfy the audit committee financial expert definition even if the company does not believe that these directors are best-suited for the position.

Furthermore, several commenters debated the merits of defining an audit committee financial expert as a person with strong accounting credentials, given that an audit committee member's role is one of oversight, rather than direct involvement in the company's accounting functions, and suggested that the emphasis on technical accounting expertise in the definition was misplaced. A few commenters further argued that it is unnecessary to have a financial expert serving on the audit committee because audit committee members should have the discretion to retain experts with specific financial expertise as they deem necessary or appropriate.

Other commenters asserted that the proposed definition was more restrictive than necessary to satisfy Congressional intent - they noted that Section 407 of the Sarbanes-Oxley Act requires us, in defining the term "financial expert," only to "consider" whether a person has, through education and experience as a public accountant, auditor, principal financial officer, comptroller, principal accounting officer, or similar position, the four attributes specified in the Act. These commenters argued that in light of the Congressional directive only to consider the four attributes, our proposed definition did not need to incorporate all of them, or even any of them. Some commenters believed that a single member of the audit committee should not have to possess all of the required financial expert attributes so long as the members of the audit committee collectively possess these attributes. Others suggested various permutations such as requiring the financial expert to have the first and fifth attributes in our proposed definition, but only two of the other three attributes.

Many commenters criticized specific provisions of the proposed financial expert definition as being too narrow. In particular, many commenters asserted that our proposed requirement that an expert have direct experience preparing or auditing financial statements was greatly, and needlessly, restrictive. Other commenters were concerned that the requirement that a person have had experience with financial statements presenting issues generally comparable to those raised by the company's financial statements might have anti-competitive effects if we interpreted this requirement to mean that a financial expert would need previous experience with financial statements of other companies in the same industry.

Several commenters sought clarification regarding the relevant body of generally accepted accounting principles, in particular for financial experts of foreign private issuers. Other commenters expressed concern over the possible lack of potential financial experts that would be knowledgeable about accounting for estimates and reserves in specific industries, such as the insurance and oil industries.

Numerous additional commenters were concerned that the proposed definition was too restrictive regarding the means by which a person could acquire the required expertise to qualify as a financial expert. They suggested that a requirement that an expert have experience as a public accountant, auditor, principal financial officer, controller, principal accounting officer or in a similar position, would severely limit the number of persons qualified to be financial experts. Some believed that there are a substantial number of highly qualified persons who have sufficient knowledge and experience to effectively and competently perform the activities required of a financial expert, but do not have experience in one of the listed positions. They questioned the relevance of the means by which a person acquires the necessary expertise, so long as the person in fact has such expertise.

c. Final Definition of "Audit Committee Financial Expert"

The final rules define an audit committee financial expert as a person who has the following attributes:

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An understanding of generally accepted accounting principles and financial statements;

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The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

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Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant's financial statements, or experience actively supervising one or more persons engaged in such activities;

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An understanding of internal controls and procedures for financial reporting; and

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An understanding of audit committee functions.

Under the final rules, a person must have acquired such attributes through any one or more of the following:

(1)
Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

(2)	Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;
(3)	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or
(4)	Other relevant experience.

d. Discussion of Significant Modifications to the Proposed Definition of "Financial Expert"

We have made several changes to our proposed definition of a financial expert. As already discussed, we have decided to use the term audit committee financial expert rather than financial expert in the final rules. We also have reorganized the components of the definition to make it easier to read and to emphasize, by including them in the first part of the definition, the attributes that an audit committee financial expert must possess. The second part of the definition discusses the means by which a person must acquire the necessary attributes. We also have eliminated the proposed instruction listing several factors that a company's board of directors should consider in evaluating the education and experience of an audit committee financial expert candidate.

Proposed attributes of a financial expert.

i. The financial expert must have an understanding of generally accepted accounting principles and financial statements.

We are adopting this attribute substantially as proposed. However, in response to comments, we have added an instruction to clarify that, with respect to foreign private issuers, the audit committee financial expert's understanding must be of the generally accepted accounting principles used by the foreign private issuer in preparing its primary financial statements filed with the Commission. Our rules require foreign private issuers that do not prepare their primary financial statements in accordance with U.S. generally accepted accounting principles to include a reconciliation to those principles in the financial statements that they file with the Commission. Although an understanding of reconciliation to U.S. generally accepted accounting principles would be helpful, we believe that the proper focus of audit committee financial expertise is on the principles used to prepare the primary financial statement. We also are sensitive to the fact that requiring an audit committee financial expert to possess expertise relating to U.S. generally accepted accounting principles could burden foreign private issuers who use home country accounting principles or international accounting standards to prepare their primary financial statements.

ii. The financial expert must have experience applying such generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves that are generally comparable to the estimates, accruals and reserves, if any, used in the registrant's financial statements.

Several commenters were concerned that potential audit committee financial experts would not have experience with the unique and complex accounting for estimates, accruals and reserves in certain industries, such as the insurance industry, unless they have had direct previous experience in these industries. The commenters further noted that there could be a very limited pool of audit committee financial expert candidates available with such experience that would not have ties to a competitor within the same industry. In light of these comments, we have revised this attribute by eliminating the clause "that are generally comparable to the estimates, accruals and reserves, if any, used in the registrant's financial statements." We also have revised this attribute to state that the audit committee financial expert must have the ability to assess the general application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves, rather than stating that the expert must have experience applying these principles. We believe that this description of the attribute better satisfies the intent of the statute and better reflects the role to be played by audit committees. We recognize that the pool of persons possessing the highly specialized technical knowledge that some thought the proposals necessitated may be so small that a substantial percentage of companies in certain industries would be compelled to disclose that they could not retain an expert without recruiting a person associated with a competitor. We do not intend for the new requirements to lead to such a result. An audit committee financial expert must be able to assess the general application of generally accepted accounting principles in connection with accounting for estimates, accruals and reserves. This general attribute provides the necessary background for an audit committee when addressing more detailed industry-specific standards or other particular topics. Experience with such detailed standards or topics is not a necessary attribute of audit committee financial expertise.

iii. The financial expert must have experience preparing or auditing financial statements that present accounting issues that are generally comparable to those raised by the registrant's financial statements.

The majority of commenters who thought that the proposed definition of "financial expert" was too restrictive focused on this attribute. We are convinced by the weight of the comments that the proposed requirement that an expert have direct experience preparing or auditing financial statements could impose an undue burden on some companies, especially small companies, that desire to have an audit committee financial expert. We also are persuaded by commenters' arguments that persons who have experience performing in-depth analysis and evaluation of financial statements should not be precluded from being able to qualify as audit committee financial experts if they possess the other four necessary attributes of an expert. We therefore have broadened this attribute by requiring an audit committee financial expert to have experience "preparing, auditing, analyzing or evaluating" financial statements.

We believe that our revisions properly capture the clear intent of the statute that an audit committee financial expert must have experience actually working directly and closely with financial statements in a way that provides familiarity with the contents of financial statements and the processes behind them. We also believe that our revisions appropriately broaden the group of persons who are eligible to be audit committee financial experts. We recognize that many people actively engaged in industries such as investment banking and venture capital investment have had significant direct and close exposure to, and experience with, financial statements and related processes. Similarly, professional financial analysts closely scrutinize financial statements on a regular basis. Indeed, all of these types of individuals often hold positions that require them to inspect financial statements with a healthy dose of skepticism. They therefore would be well prepared to diligently and zealously question management and the company's auditor about the company's financial statements. Effective audit committee members must have both the ability and the determination to ask the right questions. Therefore, we have broadened this attribute to include persons with experience performing extensive financial statement analysis or evaluation.

We also are convinced by commenters that a potential audit committee financial expert should be considered to possess this attribute by virtue of his or her experience actively supervising a person who prepares, audits, analyzes or evaluates financial statements. The term "active supervision" means more than the mere existence of a traditional hierarchical reporting relationship between supervisor and those being supervised. Rather, we mean that a person engaged in active supervision participates in, and contributes to, the process of addressing, albeit at a supervisory level, the same general types of issues regarding preparation, auditing, analysis or evaluation of financial statements as those addressed by the person or persons being supervised. We also mean that the supervisor should have experience that has contributed to the general expertise necessary to prepare, audit, analyze or evaluate financial statements that is at least comparable to the general expertise of those being supervised. A principle executive officer should not be presumed to qualify. A principal executive officer with considerable operations involvement, but little financial or accounting involvement, likely would not be exercising the necessary active supervision. Active participation in, and contribution to, the process, albeit at a supervisory level, of addressing financial and accounting issues that demonstrates a general expertise in the area would be necessary.

Finally, we are retaining, with clarification, the requirement that an audit committee financial expert have experience with financial statements that present accounting issues that are "generally comparable" to those raised by the registrant's financial statements. We do not intend for this phrase to imply that a person must have previous experience in the same industry as the company that is evaluating the person as a potential audit committee financial expert, or that the person's experience must have been with a company subject to the Exchange Act reporting requirements. We therefore have modified the requirement to focus on the breadth and level of complexity of the accounting issues with which the person has had experience. We think that a company's board of directors will make the necessary assessment based on particular facts and circumstances. In making its assessment, the board should focus on a variety of factors such as the size of the company with which the person has experience, the scope of that company's operations and the complexity of its financial statements and accounting. We do not believe that familiarity with particular financial reporting or accounting issues, or any other narrow area of experience should be dispositive.

iv. A financial expert must have experience with internal controls and procedures for financial reporting.

We are substituting the term "understanding" for the term "experience." In our view, it is necessary that the audit committee financial expert understand the purpose, and be able to evaluate the effectiveness, of a company's internal controls and procedures for financial reporting. It is important that the audit committee financial expert understand why the internal controls and procedures for financial reporting exist, how they were developed, and how they operate. Previous experience establishing or evaluating a company's internal controls and procedures for financial reporting can, of course, contribute to a person's understanding of these matters, but the attribute as rephrased properly focuses on the understanding rather than the experience.

v. A financial expert must have an understanding of audit committee functions.

We are adopting this attribute as proposed.

Means of obtaining expertise.

We have revised the audit committee financial expert definition to state that a person must have acquired the five necessary attributes through any one or more of the following:

(1)
Education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

(2)	Experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;
(3)	Experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or
(4)	Other relevant experience.

In response to commenters' remarks, we have eliminated the proposed requirement that an audit In response to commenters' remarks, we have eliminated the proposed requirement that an audit committee financial expert must have gained the relevant experience with a company that, at the time the person held such position, was required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act. Many private companies are contractually required to prepare audited financial statements that comply with generally accepted accounting principles. In addition, a potential expert may have gained relevant experience at a foreign company that is publicly traded in its home market but that is not registered under the Exchange Act.

We have added a provision in response to comments that experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements can provide a person with in-depth knowledge and experience of accounting and financial issues. For example, certain individuals serving in governmental, self-regulatory and private-sector bodies overseeing the banking, insurance and securities industries work on issues related to financial statements on a regular basis. We believe that such experience can constitute a very useful background for an audit committee financial expert.

In addition, we have revised the last provision of this part of the proposed definition. The original proposal stated that a person who had not served in one of the specified positions alternatively could have acquired the relevant attributes and experience in a position that results, in the judgment of the board of directors, in the person's having similar expertise and experience. The final rules state simply that a person may acquire the necessary attributes of an audit committee financial expert through other relevant experience, and no longer require the company to disclose the basis for the board's determination that a person has "similar expertise and experience." We also have eliminated the reference to the judgment of the board with respect to this provision because, as explicitly stated in the audit committee financial expert disclosure requirement, the board must make all determinations as to whether a person qualifies as an expert. Therefore, this reference is redundant.

This revision permitting a person to have "other relevant experience" recognizes that an audit committee financial expert can acquire the requisite attributes of an expert in many different ways. We do believe that this expertise should be the product of experience and not, for example, merely education. Under the final rules, if a person qualifies as an expert by virtue of possessing "other relevant experience," the company's disclosure must briefly list that person's experience.

Proposed factors to be considered in evaluating the education and experience of a financial expert.

The proposed definition of "financial expert" included a non-exclusive list of qualitative factors for a company's board to consider in assessing audit committee financial expert candidates. These factors focused on the breadth and level of a potential audit committee financial expert's experience, understanding and involvement in relevant activities, including the person's length of experience in relevant positions, and the types of duties held by such person in those positions. We believe that the board should consider all the available facts and circumstances, including but certainly not limited to, qualitative factors of the type that we had identified, in its determination. Some commenters were concerned that some boards would use the list as a mechanical checklist rather than as guidance to be used in considering a person's knowledge and experience as a whole. In light of these comments, the definition does not include this list.

The fact that a person previously has served on an audit committee does not, by itself, justify the board of directors in "grandfathering" that person as an audit committee financial expert under the definition. Similarly, the fact that a person has experience as a public accountant or auditor, or a principal financial officer, controller or principal accounting officer or experience in a similar position does not, by itself, justify the board of directors in deeming the person to be an audit committee financial expert. In addition to determining that a person possesses an appropriate degree of knowledge and experience, the board must ensure that it names an audit committee financial expert who embodies the highest standards of personal and professional integrity. In this regard, a board should consider any disciplinary actions to which a potential expert is, or has been, subject in determining whether that person would be a suitable audit committee financial expert.

Requirement that an audit committee financial expert possess all five required attributes.

We are not convinced by comments stating that an audit committee financial expert should not have to possess all of the attributes included in our definition. Although Congress did not explicitly require us to incorporate all of the attributes listed in Section 407 of the Sarbanes-Oxley Act, it also did not limit us to consideration of those attributes. Congress obviously considered each of the listed attributes to be important. A definition of "audit committee financial expert" that leaves the meaning of the term entirely to the judgment of the board of directors would be highly subjective and could constitute an abrogation of our responsibilities under Section 407.

The Sarbanes-Oxley Act clearly was intended to enhance corporate responsibility by effecting significant change; its purpose was not to perpetuate the status quo. Therefore, while many companies likely will be able to determine that they already have an audit committee financial expert serving on their audit committees, we believe that the fact that some companies will not be able to draw this conclusion unless they are able to attract a new director with the requisite qualifications is consistent with the Act.

Moreover, the Sarbanes-Oxley Act did not contemplate that a company could disclose that it has an audit committee financial expert by virtue of the fact that the audit committee members collectively possess all of the attributes of an expert; the statute directs us to issue rules to require a company to disclose whether or its audit committee is comprised of "at least one member" who is a financial expert. Due to the statute's use of this specific language, there is no doubt that Congress had in mind individual experts and did not contemplate a "collective" expert. We note, however, that it would be appropriate under the final rules for a company disclosing that it does not have an audit committee financial expert to explain the aspects of the definition that various members of the committee satisfy.

5. Safe Harbor from Liability for Audit Committee Financial Experts

Several commenters urged us to clarify that the designation or identification of an audit committee financial expert will not increase or decrease his or her duties, obligations or potential liability as an audit committee member. A few recommended a formal safe harbor from liability for audit committee financial experts. Unlike the provisions of the Act that impose substantive requirements, the requirements contemplated by Section 407 are entirely disclosure-based. We find no support in the Sarbanes-Oxley Act or in related legislative history that Congress intended to change the duties, obligations or liability of any audit committee member, including the audit committee financial expert, through this provision.

In the proposing release, we stated that we did not believe that the mere designation of the audit committee financial expert would impose a higher degree of individual responsibility or obligation on that person. Nor did we intend for the designation to decrease the duties and obligations of other audit committee members or the board of directors.

We continue to believe that it would adversely affect the operation of the audit committee and its vital role in our financial reporting and public disclosure system, and systems of corporate governance more generally, if courts were to conclude that the designation and public identification of an audit committee financial expert affected such person's duties, obligations or liability as an audit committee member or board member. We find that it would be adverse to the interests of investors and to the operation of markets and therefore would not be in the public interest, if the designation and identification affected the duties, obligations or liabilities to which any member of the company's audit committee or board is subject. To codify this position, we are including a safe harbor in the new audit committee disclosure item to clarify that:

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A person who is determined to be an audit committee financial expert will not be deemed an "expert" for any purpose, including without limitation for purposes of Section 11 of the Securities Act, as a result of being designated or identified as an audit committee financial expert pursuant to the new disclosure item;

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The designation or identification of a person as an audit committee financial expert pursuant to the new disclosure item does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification; and

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The designation or identification of a person as an audit committee financial expert pursuant to the new disclosure item does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.

This safe harbor clarifies that any information in a registration statement reviewed by the audit committee financial expert is not "expertised" unless such person is acting in the capacity of some other type of traditionally recognized expert. Similarly, because the audit committee financial expert is not an expert for purposes of Section 11, he or she is not subject to a higher level of due diligence with respect to any portion of the registration statement as a result of his or her designation or identification as an audit committee financial expert.

In adopting this safe harbor, we wish to emphasize that all directors bear significant responsibility. State law generally imposes a fiduciary duty upon directors to protect the interests of a company's shareholders. This duty requires a director to inform himself or herself of relevant facts and to use a "critical eye" in assessing information prior to acting on a matter.38 Our new rule provides that whether a person is, or is not, an audit committee financial expert does not alter his or her duties, obligations or liabilities. We believe this should be the case under federal and state law. 6. Determination of a Person's Status as an Audit Committee Financial Expert

The Sarbanes-Oxley Act does not explicitly state who at the company should determine whether a person qualifies as an audit committee financial expert. We believe that the board of directors in its entirety, as the most broad-based body within the company, is best-equipped to make the determination. We think that it is appropriate that any such determination will be subject to relevant state law principles such as the business judgment rule.

7. Location of Audit Committee Financial Expert Disclosure

The Sarbanes-Oxley Act expressly states that companies must include the financial expert disclosure in their periodic reports required pursuant to Section 13(a) or 15(d) of the Exchange Act. The final rules that we are adopting require companies to include the new disclosure in their annual reports on Forms 10-K, 10-KSB, 20-F or 40-F. The requirement to provide the new audit committee disclosure item is included in Part III of Forms 10-K and 10-KSB, enabling a domestic company that voluntarily chooses to include this disclosure in its proxy or information statement to incorporate this information by reference into its Form 10-K or 10-KSB if it files the proxy or information statement with the Commission no later than 120 days after the end of the fiscal year covered by the Form 10-K or 10-KSB.

Although some commenters recommended that we require companies to include the audit committee financial expert disclosure in their proxy and information statements, registration statements and quarterly reports, as well as in their annual reports, we are not convinced that the benefits to investors would exceed the costs to companies of requiring this disclosure in additional documents or on a more frequent basis.

8. Change in Item Number

We proposed to designate the audit committee financial expert disclosure requirement as new Item 309 of Regulations S-K and S-B. However, existing Item 401 seems to be a more logical location for this requirement. Item 401 currently requires, among other things, a brief description of the business experience of each director. Therefore, we are designating the new disclosure item as Item 401(h) of Regulation S-K and Item 401(e) of Regulation S-B. The new item specifies that a company may choose to include the audit committee financial expert disclosure in its proxy or information statement if the company incorporates such information into its annual report as permitted by the instructions to Forms 10-K and 10-KSB.

B. Code of Ethics

1. Code of Ethics Disclosure Requirements

a. Proposed Disclosure Requirements

Section 406 of the Sarbanes-Oxley Act directs us to issue rules requiring a company that is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act to disclose whether or not the company has adopted a code of ethics for its senior financial officers that applies to the company's principal financial officer and controller or principal accounting officer, or persons performing similar functions. The Act further directs us to require companies that have not adopted such a code of ethics to explain why they have not done so. In addition to requiring the disclosure mandated by Section 406, we proposed rules to require disclosure as to whether the company has a code of ethics that applies to its principal executive officer.

b. Commenters' Remarks

Some of the commenters thought that the required disclosure should be limited to a statement indicating whether the company has a code of ethics that applies to its senior financial officers, and if not, why not. Others stated that it was appropriate to expand the requirements of the Sarbanes-Oxley Act to also require a company to disclose whether it has a code of ethics that applies to its principal executive officer. A few commenters thought that we should extend the requirement even further to require a company to state whether it has a code of ethics that applies to other individuals, such as directors, all executive officers, and the company's employees generally.

After considering the comments, we continue to think that it is appropriate and consistent with the purposes of the Sarbanes-Oxley Act to extend the scope of our rules under Section 406 to include a company's principal executive officer, as proposed. It seems reasonable to expect that a company would hold its chief executive officer, an official superior to the company's senior financial officers, to at least the same standards of ethical conduct to which it holds its senior financial officers. Some commenters who are investors confirmed that they not only have an interest in knowing whether a company holds its senior financial officers to certain ethical standards, but whether the company holds its principal executive officer to ethical standards as well.

c. Final Disclosure Requirements

The final rules require a company to disclose whether it has adopted a code of ethics that applies to the registrant's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. If the company has not adopted such a code of ethics, it must explain why it has not done so.